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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-109092 of Phoenix Footwear Group, Inc. on Form S-3 and Registration Statement No. 333-69066 of Phoenix Footwear Group, Inc. on Form S-8 of our report dated October 23, 2003 relating to the financial statements of Royal Robbins, Inc. as of and for the year ended May 31, 2003 (which report expresses an unqualified opinion and contains an explanatory paragraph referring to the transfer of the tactical clothing line and an agreement signed by the Royal Robbins, Inc. stockholders to sell their common stock) appearing in this Form 8-K/A of Phoenix Footwear Group, Inc.

/s/ DELOITTE & TOUCHE LLP

Fresno, California
January 12, 2004